SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 28, 2009

ZAGG Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-52211	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 263-0699

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into A Material Definitive Agreement

Effective September 28, 2009, our board approved an agreement with HzO Inc. under which we have acquired certain exclusive worldwide marketing rights to consumer electronics applications of HzO’s “Golden Shellback(TM)” technology, now referred to as HzO - technology. The HzO technology is a unique molecular coating process that protects consumer electronics against damage caused by water and moisture exposure.

The HzO technology used for consumer electronics produces a vacuum deposited film that is water repellent, nonflammable, has low toxicity, and allows for electricity conduction under the thin film coating. When applied to clean, moisture free surfaces such as plastic, metal, or glass, the coating is transparent with excellent water repellence and anti-corrosion properties. The coating also has an excellent ability to repel oils, synthetic fluids, hazardous materials, dust, dirt, and water based solutions.

In addition to the exclusive worldwide marketing rights to the HzO technology in the consumer electronics market, we have also secured a right of first refusal on opportunities to market the HzO – technology to markets other than consumer electronics.

We have purchased a convertible promissory note from HzO in the principal amount of $1.15 million, with the further contingent opportunity to invest as much as $3.15 million in total by February 2010.  If we were to invest the full $3.15 million, we would receive on an as converted, fully diluted basis, 6,628,787 shares of HzO Series A Preferred stock, equivalent to a 13.3% stake in the total capitalization of HzO.  In addition, we received a warrant to purchase an additional 345,000 shares of Series A Preferred Stock and, should we invest the additional $2.0 million, we would also receive a second warrant to purchase an additional 600,000 shares of Series A Preferred Stock.

At present, the sole officer of HzO is Robert G. Pedersen, II, who is also our CEO, President and Chairman of our board of directors.  The board of directors of HzO consists of Mr. Pedersen, Larry Harmer and Ed Ekstrom, each of whom are also members of our board of directors.

Both our board of directors and the Board of HzO Inc. approved grants of HzO common stock to each of Mr. Pedersen, Mr. Harmer, Mr. Ekstrom and Brandon O’Brien, our CFO, per the transaction agreements and based upon a full syndication of the outstanding capital formation for the available Series A preferred stock of HzO.

The foregoing summary description of the transaction is qualified in its entirety by the definitive transaction documents attached hereto as exhibits.

SECTION 7– Regulation FD

Item 7.01	Regulation FD Disclosure

On September 29, 2009, we issued the press release attached hereto as Exhibit 99.1 to this Current Report.

The information in this Item 7.01 of Form 8-K is “furnished” and not “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

9.01           Financial Statements and Exhibits

Exhibit No.	Description
10.1	Secured Convertible Promissory Note
10.2	Security Agreement
10.3	Warrant
10.4	Marketing Agreement
10.5	Note and Warrant Purchase Agreement
10.6	Series A Stock Purchase Agreement
10.7	Investor Rights Agreement
10.8	Right of First Refusal and Co-Sale Agreement
10.9	Voting Agreement
10.10	Technology Contribution Agreement
99.1	Press Release-September 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Incorporated

/s/Robert G. Pedersen, II
    Robert G. Pedersen, II
    Chief Executive Officer

Date: October 2, 2009